                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 --------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED PURUANT TO
                                 RULE 13d-2 (b)


                            SOUTHWEST BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  844767 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               FEBRUARY 24, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1 (b)

         |X|      Rule 13d-(c)

         |_|      Rule 13d-1 (d)


----------
    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

+---------------------------+              +--------------------+
|CUSIP No.  844767 10 3     |     13G      |Page 2 of 5 Pages   |
            -----------                          -    -
+---------------------------+              +--------------------+
+---------------------------------------------------------------+
| 1 | NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.|
|   | OF ABOVE PERSON                                           |
|   | BETTY B. KERNS                                            |
+---+-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* a|   |  |
|   |                                                    +---|  |
|   |                                                   b|   |  |
+---+-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
+---+-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   | United States                                             |
+---------------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
|              |   |   20,980                                   |
|  NUMBER OF   +---+--------------------------------------------|
|    SHARES    | 6 | SHARED VOTING POWER                        |
| BENEFICIALLY |   |  689,497                                   |
|   OWNED BY   +---+--------------------------------------------|
|     EACH     | 7 | SOLE DISPOSITIVE POWER                     |
|  REPORTING   |   |   20,980                                   |
| PERSON WITH  +---+--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |  689,497                                   |
+---------------------------------------------------------------|
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING     |
|   | PERSON:  710,477                                          |
+---+-----------------------------------------------------------|
| 10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES     |
|   | CERTAIN SHARES*                                           |
|   |                                                           |
+---+-----------------------------------------------------------|
| 11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)         |
|   |  5.82%                                                    |
+---+-----------------------------------------------------------|
| 12| TYPE OF REPORTING PERSON*                                 |
|   | IN                                                        |
+---------------------------------------------------------------+

Item 1(a)         Name of Issuer:
                  Southwest Bancorp, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  608 South Main Street
                  Stillwater, Oklahoma  74074

Item 2(a)         Name of Person Filing:
                        Betty B. Kerns

Item 2(b)         Address of Principal Business Office, or if None, Residence:
                  4111 Deer Crossing Drive
                  Stillwater, Oklahoma  74074

Item 2(c)         Citizenship:
                  United States

Item 2(d)         Title of Class of Securities:
                  Common Stock, par value $1.00 per share

Item 2(e)         CUSIP Number:
                  844767 10 3

Item 3 If this statement is filed under Rule 13d-1(b) or Rule 13d-2(b), check whether the person filing is a:

                  - Not Applicable since this statement is being filed under
                    Rule 13d-1(c).

Item 4(a)         Amount Beneficially Owned: 220,901 shares

Item 4(b)         Percent of Class:  5.82%

Item 4(c)         Number of shares as to which such person has:
         (i)      sole power to vote or to direct the
                    vote. . . . . . . . . . . . . . . . . .               20,980
         (ii)     shared power to vote or to direct
                    the vote. . . . . . . . . . . . . . . .              689,497
         (iii)    sole power to dispose or to direct the
                    disposition of. . . . . . . . . . . . .               20,980
         (iv)     shared power to dispose or to direct the
                    disposition of. . . . . . . . . . . . .              689,497

Item 5            Ownership of Five Percent or Less of a Class:
                  Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:
                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                  Not Applicable

Item 8            Identification and Classification of Members of the Group:
                  Not Applicable

Item 9            Notice of Dissolution of Group:
                  Not Applicable

Item 10           Certification:
                  Not Applicable since statement is not being filed under Rule 13d-1(b).

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Betty B. Kerns                                April 26, 2005
-----------------------------------         ---------------------------
Betty B. Kerns                                         Date